Filed Pursuant To Rule 433

Registration No. 333-217785

May 30, 2017

SPDR® ETF Options Report     April 2017
20 Day Average20 Day Average20 Day Average20 Day AverageTotal OpenTotal Open
Ticker    Name ETF VolumeTotal Option VolumeCall Option VolumePut Option VolumeInterest (Call)Interest (Put)
SPY    SPDR S&P500 ETF Trust 70,801,0322,541,9951,001,6791,540,3167,962,93217,214,350
XLF    Financial Select Sector SPDR Fund 70,147,896151,92766,80785,1202,098,5543,006,662
XOP    SPDR S&P Oil & Gas Exploration & Production ETF 16,800,808143,16644,79898,368779,7891,747,137
XLE    Energy Select Sector SPDR Fund 15,998,76548,54226,55521,987605,360806,045
XLU    Utilities Select Sector SPDR Fund 10,718,99219,1076,67812,429281,731469,323
XLI    Industrial Select Sector SPDR Fund 8,935,10612,5914,3938,198156,319274,615
GLD®    SPDR Gold Shares 8,830,823161,83496,85364,9812,276,365902,074
XLP    Consumer Staples Select Sector SPDR Fund 8,026,44312,3912,5219,87080,133391,485
XLK    Technology Select Sector SPDR Fund 7,577,60120,5536,24114,312110,298424,331
JNK    SPDR Bloomberg Barclays High Yield Bond ETF 7,180,161900958054,88380,560
KRE    SPDR S&P Regional Banking ETF 6,909,71220,7929,57211,220153,742205,378
XLV    Health Care Select Sector SPDR Fund 6,044,06012,2534,4497,804150,048299,476
FEZ    SPDR EURO STOXX 50 ETF 5,675,75745,27630,97114,305718,061298,021
XRT    SPDR S&P Retail ETF 4,563,97718,71611,5357,181181,136183,758
XLY    Consumer Discretionary Select Sector SPDR Fund 4,278,7874,8512,9901,86164,117173,864
XLB    Materials Select Sector SPDR Fund 4,235,0974,7122,4502,26276,971112,609
XME    SPDR S&P Metals & Mining ETF 3,922,4197,1222,7884,33470,785113,844
XBI    SPDR S&P Biotech ETF 3,524,32219,9507,58512,365148,547257,383
DIA    SPDR Dow Jones Industrial Average ETF Trust 2,403,11027,86814,49413,374262,987194,103
KBE    SPDR S&P Bank ETF 2,231,9112,2751,35691936,86549,980
SJNK    SPDR Bloomberg Barclays Short Term High Yield Bond ETF 1,965,33031222654
XLRE    Real Estate Select Sector SPDR Fund 1,940,884666386282,64212,481
XHB    SPDR S&P Homebuilders ETF 1,163,32190537652939,97550,071
MDY    SPDR S&P MidCap 400 ETF Trust 1,058,56294475518933,91039,162
XES    SPDR S&P Oil & Gas Equipment & Services ETF 705,33911568473,3281,020
BIL    SPDR Bloomberg Barclays 1–3 Month T-Bill ETF 594,37721133
SDY    SPDR S&P Dividend ETF 564,8555415393,906745
Source: Bloomberg as of 05/15/2017.

SPDR® ETF Options Report
20 Day Average20 Day Average20 Day Average20 Day AverageTotal OpenTotal Open
Ticker    Name ETF VolumeTotal Option VolumeCall Option VolumePut Option VolumeInterest (Call)Interest (Put)
CWB    SPDR Bloomberg Barclays Convertible Securities ETF 561,961972136218
RWX    SPDR Dow Jones International Real Estate ETF 557,0001102433
BWX    SPDR Bloomberg Barclays International Treasury Bond ETF 448,129624131190
TFI    SPDR Nuveen Bloomberg Barclays Municipal Bond ETF 313,4443038444
KIE    SPDR S&P Insurance ETF 255,700426214051724,291
RWO    SPDR Dow Jones Global Real Estate ETF 225,3213124228
RWR    SPDR Dow Jones REIT ETF 200,95916106251131
DWX    SPDR S&P International Dividend ETF 168,6932116053
CWI    SPDR MSCI ACWI ex-US ETF 149,19311010
GNR    SPDR S&P Global Natural Resources ETF 143,46100080
XSD    SPDR S&P Semiconductor ETF 118,0773125251
EWX    SPDR S&P Emerging Markets SmallCap ETF 95,2982111210
GWX    SPDR S&P International Small Cap ETF 94,804000122
XPH    SPDR S&P Pharmaceuticals ETF 89,021651350218
XAR    SPDR S&P Aerospace & Defense ETF 80,59617134394191
HYMB    SPDR Nuveen S&P High Yield Municipal Bond ETF 76,83032178234
GXC    SPDR S&P China ETF 68,0064316549
EDIV    SPDR S&P Emerging Markets Dividend ETF 63,413101318
GMF    SPDR S&P Emerging Asia Pacific ETF 20,157101010
GUR    SPDR S&P Emerging Europe ETF 11,621220130
KCE    SPDR S&P Capital Markets ETF 3,6300007117
Source: Bloomberg as of 05/15/2017.
State Street Global Advisors

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Investing in commodities entails significant risk and is not appropriate for all investors. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2017 State Street Corporation. All Rights Reserved. State Street Global Advisors    ID9607-IBG-23877 0517 Exp. Date: 05/31/2018 SPD001335

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.